Exhibit 99.1

For Immediate Release	Contact:

David Portnoy, Chairman and Co-CEO
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CRYO-CELL REPORTS THIRD QUARTER 2013 RESULTS

OLDSMAR, Fla. – October 15, 2013 – Cryo-Cell International, Inc. (the “Company”) (OTC:QB Markets Group Symbol: CCEL), the world’s first private cord blood bank to separate and store stem cells in 1992, today announced results for the fiscal third quarter ended August 31, 2013.

David Portnoy, Cryo-Cell’s Chairman and Co-Chief Executive Officer commented, “Cryo-Cell’s fiscal third quarter 2013 results continue to show that the Company is becoming increasingly more profitable and more successful within the cord blood industry as customers choose Cryo-Cell for its superior quality and top notch service. I know Cryo-Cell has even greater potential that we will strive to realize in the coming years.”

Mark Portnoy, Cryo-Cell’s Co-Chief Executive Officer, added, “The Company’s sales and marketing initiatives have put Cryo-Cell on sounder footing, and we continue to raise the quality of our service in meaningful ways. We believe our qualitative efforts will differentiate us and have a positive impact in the future.”

Financial Results

Revenue

For the quarter ended August 31, 2013, total revenues increased $287,000, or 6%, to $4.8 million from $4.5 million for the quarter ended August 31, 2012. The 2013 quarterly revenue consisted of $4.5 million in processing and storage fee revenue and $324,000 in licensee income, compared to $4.2 million in processing and storage fee revenue and $356,000 in licensee income for the 2012 quarter. Licensee income consists primarily of royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements.

Net Income

For the quarter ended August 31, 2013, the Company reported net income of $194,000, or $0.02 per basic common share, compared to a net loss of ($547,000), or $(0.05) per basic common share, for the three months ended August 31, 2012. The net income for the three months ended August 31, 2013 was due primarily to a 6% increase in revenues and a 7% decrease in selling, general and administrative expenses. During the three months ended August 31, 2012, the Company cancelled certain perpetual Revenue Sharing Agreements (“RSAs”) resulting in a loss on the extinguishment of debt of $314,000.

For the quarter ended August 31, 2013, selling, general and administrative expenses decreased $224,000, or 7%, to $2,835,886 from $3,059,678 for the quarter ended August 31, 2012. The decrease in selling, general and administrative expenses is primarily due to a decrease of approximately $197,000 or 15% in sales and marketing due to the Company’s refocus on sales initiatives and a decrease of $266,000 in annual meeting expenses related to the proxy contest in fiscal 2012. These expenses are partially offset for the three months ended August 31, 2013 by approximately $150,000 due to a termination fee related to a lease amendment. The Company signed an amendment to terminate the building lease on the additional 9,600 square feet that was entered into during 2006. The lease amendment will result in rent savings of approximately $280,000 over the next 18 months for a net savings of approximately $130,000. Also during the third quarter of fiscal 2013, the Company was notified that its affiliate in Ecuador was temporarily closed by the National Institute of Organic Donation (INDOT). As a result, the Company recorded an allowance for uncollectible receivables for the $150,000 processing and storage fee receivable due from Ecuador in the third quarter of fiscal 2013. This reserve is included in selling, general and administrative expenses.

Cost of sales increased $34,000 or 3%, to $1,360,267 for the quarter ended August 31, 2013 from $1,326,308 for the quarter ended August 31, 2012, and research and development expense decreased $58,000, or 88%, to $8,000 from $66,000 quarter to quarter.

Cash and Cash Equivalent Position

At August 31, 2013, the Company had cash and cash equivalents of $3,727,735. The Company’s cash increased by approximately $1,000,000 during the first nine months of fiscal 2013, primarily as a result of approximately $844,000 provided by operations, and approximately $864,000 of cash provided by investing activities from restricted cash that was utilized for payment of certain accrued expenses, partially offset by approximately $672,000 used for the stock repurchase plan, pursuant to which the Company has repurchased 302,391 shares of the Company’s common stock and approximately $292,000 used for the purchase of property and equipment and the investment in patents and trademarks. As of August 31, 2013 the Company had no long-term indebtedness.

About Cryo-Cell International, Inc.

Cryo-Cell International, Inc. was founded in 1989 and was the world’s first private cord blood bank to separate and store stem cells in 1992. Today, Cryo-Cell has earned the confidence of over 500,000 families worldwide from 87 countries. Cryo-Cell’s mission is to provide its clients with the premier stem cell cryopreservation service and to support the advancement of regenerative medicine.

Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility, is ISO 9001:2008 certified and accredited by the AABB. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.